Exhibit 4.6

This Senior Debt Security is in global form within the meaning of the Senior Debt Securities Indenture hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (“DTC”), or a nominee of DTC, which may be treated by the Issuer, the Trustee and any agent thereof as owner and holder of this Senior Debt Security for all purposes.

Notwithstanding any other term of the Senior Debt Securities represented by this Global Security or the Senior Debt Securities Indenture (as defined herein) or any other agreements, arrangements or understandings between the Issuer and any Holder (including for these purposes each holder of a beneficial interest in the Senior Debt Securities), by its acquisition of the Senior Debt Securities, each Holder of the Senior Debt Securities acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of any UK Bail-in Power (as defined herein) by the Relevant UK Resolution Authority (as defined herein), whether or not imposed with prior notice, that may include and result in:  (i) the reduction of all, or a portion, of the Amounts Due (as defined herein); (ii) the conversion of all, or a portion, of the Amounts Due on the Senior Debt Securities into the Issuer’s or another Person’s shares, other securities or other obligations (and the issue to or conferral on the Holder of the Senior Debt Securities of such shares, other securities or other obligations) including by means of an amendment, modification or variation of the terms of the Senior Debt Securities; (iii) the cancellation of the Senior Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Senior Debt Securities or the amount of interest payable on the Senior Debt Securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation, if necessary, of the terms of the Senior Debt Securities Indenture or the Senior Debt Securities to give effect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Unless this certificate is presented by an authorized representative of DTC to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Senior Debt Securities in definitive form in the limited circumstances referred to in the Senior Debt Securities Indenture, this Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

Registered No. [ ]	Principal Amount: $[ ]
CUSIP: [ ] ISIN: [ ]

SANTANDER UK GROUP HOLDINGS PLC

Floating Rate Notes due [   ]

Santander UK Group Holdings plc, a public limited company incorporated in England and Wales (hereinafter called the “Issuer,” which term shall include any successor entity under the Senior Debt Securities Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal sum of [   ] DOLLARS ($[   ]) on [   ] (the “Maturity Date”) and to pay interest thereon from [   ], or from the most recent interest payment date to which interest has been paid or duly provided for, quarterly in arrears on [   ] and [   ] in each year (each, an “Interest Payment Date”), and on the Maturity Date, commencing on [   ], to, but excluding, the next Interest Payment Date or Maturity Date, as the case may be.  This Senior Debt Security will bear interest from [   ], to, but excluding, [   ], at an initial interest rate of LIBOR (as defined on the reverse hereof) plus [   ] % per annum and thereafter at an interest rate that will be reset quarterly on [   ], [   ], [   ] and [   ] of each year (each, an “Interest Reset Date”), commencing [   ], equal to LIBOR plus [   ] % per annum, until the entire principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Senior Debt Securities Indenture, be paid to the Person in whose name this Senior Debt Security is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding the related Interest Payment Date.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Senior Debt Security is registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Issuer, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Senior Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Senior Debt Securities Indenture.

Payment of the principal of and interest on and any Additional Amounts in respect of this Global Security will be paid to DTC for the purpose of permitting DTC to credit the principal and interest received by it in respect of this Global Security to the accounts of the beneficial owners thereof; provided, however, that if this Senior Debt Security is not a Global Security, payment of the principal of, interest on and Additional Amounts, if any, in respect of this Senior Debt Security will be made at the office or agency of the Trustee in The City of New York, or elsewhere as provided in the Senior Debt Securities Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that at the option of the Issuer payment of interest may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Register or (b) transfer to an account of the Person entitled thereto located inside the United States.

If any Interest Payment Date for this Senior Debt Security would fall on a day that is not a Business Day, then the Interest Payment Date will be postponed to the next succeeding Business Day and interest thereon will continue to accrue to but excluding such succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day and interest thereon will accrue to but excluding such preceding Business Day.  If the Maturity Date or Redemption Date would fall on a day that is not a Business Day, then the payment of interest and principal will be made on the next succeeding

Business Day, but no additional interest shall be paid unless the Issuer fails to make payment on such next succeeding Business Day.

All amounts of principal, and premium, if any, and interest, on the Senior Debt Securities will be paid by the Issuer without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the country in which the Issuer is organized or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by fiscal or other laws, regulations and directives.  For the purposes of this Senior Debt Security, the phrase “fiscal or other laws, regulations and directives” shall include any obligation of the Issuer to withhold or deduct from a payment pursuant to an agreement described in Section 1471(b) of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto (collectively, “FATCA”).  If deduction or withholding of any such Taxes shall at any time be required by the Taxing Jurisdiction, the Issuer will pay such additional amounts of, or in respect of, the principal amount of, premium, if any, and interest, on the Senior Debt Securities (“Additional Amounts”) as may be necessary in order that the net amounts paid to the Holders of the Senior Debt Securities, after such deduction or withholding, shall equal the respective amounts of principal, premium, if any, and interest, which would have been payable in respect of the Senior Debt Securities had no such deduction or withholding been required; provided, however, that the foregoing will not apply to any such Tax which would not have been payable or due but for the fact that:

(i)                                     the Holder or the beneficial owner of this Senior Debt Security is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of this Senior Debt Security, or the collection of any payment of (or in respect of) principal of, premium, if any, or interest, on this Senior Debt Security;

(ii)                                  except in the case of a winding-up of the Issuer in the United Kingdom, this Senior Debt Security is presented (where presentation is required) for payment in the United Kingdom;

(iii)                               this Senior Debt Security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting (where presentation is required) the same for payment at the close of such 30 day period;

(iv)                              the Holder or the beneficial owner of this Senior Debt Security or the beneficial owner of any payment of (or in respect of) principal of, premium, if any, or interest on, this Senior Debt Security failed to comply with a request of the Issuer or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any information requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(v)                                 any combination of subclauses (i) through (iv) above;

nor shall Additional Amounts be paid with respect to the principal of, premium, if any, and interest on, the Senior Debt Securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.  For the avoidance of doubt, all payments in respect of the Senior Debt Securities will be made subject to any withholding or deduction required pursuant to any fiscal or other laws, regulations and directives, including FATCA, and the Issuer shall not be required to pay Additional Amounts with respect to the principal of, interest and any other payments on, the Senior Debt Securities on account of any such deduction or withholding required pursuant to FATCA.

Whenever in this Senior Debt Security there is mentioned, in any context, the payment of the principal of (and premium, if any) or interest, on, or in respect of, the Senior Debt Securities such mention shall be deemed to include mention of the payment of Additional Amounts provided for herein to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions hereof and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

A “Business Day” is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Additional provisions of this Senior Debt Security are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Senior Debt Security shall not be entitled to any benefit under the Senior Debt Securities Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed this [   ] day of [   ], [   ].

SANTANDER UK GROUP HOLDINGS PLC

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Debt Securities of the series designated herein referred to in the within-mentioned Senior Debt Securities Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Floating Rate Notes due [   ]

This Senior Debt Security is one or all of a duly authorized issue of securities of the Issuer (herein called the “Senior Debt Securities”), initially limited in aggregate principal amount to $[   ],  issued and to be issued in one or more series under an Amended and Restated Indenture, dated as of April 18, 2017 (the “Senior Debt Securities Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee in respect of the Senior Debt Securities (herein called the “Trustee,” which term includes any successor trustee in respect of the Senior Debt Securities under the Senior Debt Securities Indenture)  to which Senior Debt Securities Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Senior Debt Securities and of the terms upon which the Senior Debt Securities are, and are to be, authenticated and delivered.  This Senior Debt Security is one or all of the series designated as the “[   ]% Notes due [   ].” All terms used in this Senior Debt Security that are defined in the Senior Debt Securities Indenture and not otherwise defined herein shall have the meanings assigned to them in the Senior Debt Securities Indenture.

The calculation agent, who shall be [       ], or its successor appointed by the Issuer, will determine the initial interest rate by reference to LIBOR on the second London Banking Day preceding the issue date and the interest rate for each succeeding Interest Reset Date by reference to LIBOR on the second London Banking Day preceding the applicable Interest Reset Date (each, an “Interest Determination Date”).  Promptly upon such determination, the calculation agent will notify the Issuer and the Trustee (if the calculation agent is not the same entity as the Trustee) of the new interest rate.  Upon the request of a holder of this Senior Debt Security, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date.

“BBA” means the British Bankers’ Association.

A “London Banking Day” means any day on which dealings in U.S. Dollars are transacted in the London interbank market.

“LIBOR” means, as of any Interest Determination Date:

(1)                                 the offered quotation to leading banks in the London interbank market for three-month U.S. Dollar deposits (i) as defined by (A) the BBA, (B) its successor in such capacity, such as NYSE Euronext Rate Administration Ltd., or (C) such other person assuming the responsibility of the BBA or its successor in calculating the London Inter-Bank Offered Rate in the event the BBA or its successor no longer do so, and (ii) as calculated by their appointed calculation agent and published, as such rate appears on either the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or, if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such Interest Determination Date;

(2)                                 if no such rate is so published, then the rate for such Interest Determination Date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for three-month U.S. Dollar deposits quoted by the Reference Banks to the calculation agent as of 11:00 a.m., London time, on such Interest Determination Date (it being understood that at least two such quotes must have been so provided to the calculation agent); or

(3)                                 if LIBOR cannot be determined on such Interest Determination Date using the foregoing methods, then LIBOR on such Interest Determination Date shall be LIBOR in effect as determined using the foregoing methods for the first calendar day preceding such Interest Determination Date on which LIBOR can be so determined.

“Reference Banks” means each of four major reference banks in the London interbank market, as selected by the Issuer.

The amount of interest accrued on this Senior Debt Security to each Interest Payment Date will be calculated by multiplying the principal amount of this Senior Debt Security by an accrued interest factor.  The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid.  The interest factor for each day is equal to the interest rate applicable to that day divided by 360.  The interest rate in effect on any Interest Reset Date will be the applicable rate as reset on that date.  The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date, or, if none, the initial interest rate.

Subject to the provisions of the Senior Debt Securities Indenture, the Issuer may redeem the Senior Debt Securities, at its option, in whole, but not in part, on [   ], at a Redemption Price equal to 100% of the principal amount of the Senior Debt Securities, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

As provided in and subject to the provisions of the Senior Debt Securities Indenture, the Issuer will also have the option to redeem the Senior Debt Securities in whole on any Interest Payment Date, at a Redemption Price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of the Senior Debt Securities to the date fixed for redemption (or, in the case of Original Issue Discount Securities, the accreted face amount thereof, together with accrued interest, if any), if, at any time, the Issuer shall determine (such view being confirmed by a written legal opinion of independent United Kingdom counsel of recognized standing as set forth in the Senior Debt Securities Indenture) that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after a date included in the terms of such Senior Debt Securities:

(a)                                 in making payment under the Senior Debt Securities in respect of principal or premium, if any, or interest, if any, it has or will or would on the next Interest Payment Date become obligated to pay Additional Amounts;

(b)                                 any payment of Interest on an Interest Payment Date in respect of the Senior Debt Securities has been treated as a “distribution,” or the payment of interest on the next Interest Payment Date in respect of any of the Senior Debt Securities would be treated as a “distribution,” in each case within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c)                                  on an Interest Payment Date the Issuer was not entitled, or on the next Interest Payment Date the Issuer would not be entitled, to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Issuer would be materially reduced).

In the event of a redemption as described in the paragraphs above, notice of such redemption to the Holders of the Senior Debt Securities of any series to be redeemed in whole but not in part at the option of the Issuer shall be given by mailing notice of such redemption by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such Holders of the Senior Debt Securities of such series at their last addresses as they shall appear upon the Register of the Issuer.

The Senior Debt Securities Indenture contains provisions for satisfaction and discharge of the Senior Debt Securities Indenture applicable to the Issuer upon compliance by the Issuer with certain conditions set forth in the Senior Debt Securities Indenture, which provisions apply to this Senior Debt Security.

If an Event of Default with respect to the Senior Debt Securities of this series shall occur and be continuing, the principal of the Senior Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Senior Debt Securities Indenture.

As provided in and subject to the provisions of the Senior Debt Securities Indenture, the Holder of this Senior Debt Security shall not have the right to institute any proceeding with respect to the Senior Debt Securities Indenture or for the appointment of an administrator, receiver or trustee or for any other remedy thereunder, unless such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to such Senior Debt Security specifying such Event of Default and stating that such notice is a “Notice of Default” under the Senior Debt Securities Indenture; the Holders of not less than 25% in aggregate principal amount of such Senior Debt Security shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name, as Trustee hereunder; such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; the Trustee for 60 days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding; and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of such Senior Debt Security.  The foregoing shall not apply to any suit instituted by the Holder of this Senior Debt Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

The Senior Debt Securities Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Senior Debt Securities under the Senior Debt Securities Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of the outstanding Senior Debt Securities affected by such amendment.  The Senior Debt Securities Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Debt Securities at the time outstanding, on behalf of the Holders of all Senior Debt Securities, to waive compliance by the Issuer with certain provisions of the Senior Debt Securities Indenture and certain past defaults under the Senior Debt Securities Indenture and their consequences.  Any such consent or waiver by the Holder of this Senior Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Debt Security and of any Senior Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Debt Security.

No reference herein to the Senior Debt Securities Indenture and no provision of this Senior Debt Security or of the Senior Debt Securities Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Senior Debt Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Issuer may, from time to time, without the consent of the Holders of the Senior Debt Securities, issue additional Senior Debt Securities of this series having the same ranking and same interest rate, Stated Maturity, redemption terms and other terms, except for the price to the public and issue date and first Interest Payment Date, as this Senior Debt Security; provided, however, that such additional Senior Debt Securities must be either treated as part of the same issue of debt instruments for U.S. federal income tax purposes or be issued with an issue price that is no less than the adjusted issue price of this Senior Debt Security at the time of issuance of such additional Senior Debt Securities for U.S. federal income tax purposes.  Any such additional Senior Debt Securities, together with this Senior Debt Security, will constitute a single series of Senior Debt Securities under the Senior Debt Securities Indenture.

As provided in the Senior Debt Securities Indenture and subject to certain limitations therein set forth, the transfer of this Senior Debt Security is registrable in the Register, upon surrender of this Senior Debt Security for registration of transfer at the office or agency of the Issuer in any place of payment where the principal of and interest on this Senior Debt Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Debt Securities of this series, of authorized denominations containing identical terms and provisions, of a like aggregate principal amount, will be issued to the designated transferee or transferees.

The Senior Debt Securities of this series are issuable only in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof.  As provided in the Senior Debt Securities Indenture and subject to certain limitations set forth therein, Senior Debt Securities of this series are exchangeable for a like aggregate principal amount of Senior Debt Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but, subject to certain exceptions set forth in the Senior Debt Securities Indenture, the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Senior Debt Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Senior Debt Security is registered as the owner hereof for all purposes, whether or not this Senior Debt Security be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations of the Issuer under the Senior Debt Securities Indenture and this Senior Debt Security and all documents delivered in the name of the Issuer in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Issuer or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons including the Trustee shall look solely to the assets of the Issuer for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Issuer or any of them or any of their personal assets for such satisfaction.  The performance of the obligations of the Issuer under the Senior Debt Securities Indenture and this Senior Debt Security and all documents delivered in the name of the Issuer in connection therewith shall not be deemed a waiver of any rights or powers of the Issuer or its directors or shareholders under the Issuer’s Memorandum and Articles of Association.

Notwithstanding any other term of the Senior Debt Securities or the Senior Debt Securities Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder of the Senior Debt Securities (including for these purposes each holder of a beneficial interest in the Senior Debt Securities), by its acquisition of the Senior Debt Securities, each Holder of the Senior Debt Securities acknowledges, accepts, agrees to be bound by and consents to:

(a) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, whether or not imposed with prior notice, that may include and result in:  (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due on the Senior Debt Securities into the Issuer’s or another Person’s shares, other securities or other obligations (and the issue to or conferral on the Holder of the Senior Debt Securities of such shares, other securities or other obligations) including by means of an amendment, modification or variation of the terms of the Senior Debt Securities; (iii) the cancellation of the Senior Debt Securities; and/or (iv) the amendment or alteration of the maturity of the Senior Debt Securities or the amount of interest payable on the Senior Debt Securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and

(b) the variation, if necessary, of the terms of the Senior Debt Securities Indenture or the Senior Debt Securities to give effect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

No Amounts Due on the Senior Debt Securities will become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such Amounts Due have been reduced, converted, cancelled, amended or altered as a result of such exercise.

Notwithstanding any other provision of the Senior Debt Securities Indenture or the Senior Debt Securities, neither a reduction or cancellation, in part or in full, of the Amounts Due, the conversion thereof into another security or obligation of the Issuer or another Person, as a result of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Issuer, nor the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities will be an Event of Default.

By its acquisition of the Senior Debt Securities, each Holder of the Senior Debt Securities (which for these purposes includes each holder of a beneficial interest in the Senior Debt Securities):

(i) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities;

(ii) acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities will give rise to a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; and

(iii) acknowledges and agrees that, upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority:

(A) the Trustee shall not be required to take any further directions from the Holders of the Senior Debt Securities with respect to any portion of the Senior Debt Securities that are written-down, converted to equity and/or cancelled under Section 5.12 of the Senior Debt Securities Indenture, and

(B) the Senior Debt Securities Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clauses (i)-(iii) above, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Senior Debt Securities remain Outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Senior Debt Securities), then the Trustee’s duties under the Senior Debt Securities Indenture shall remain applicable with respect to such Senior Debt Securities following such completion to the extent the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Senior Debt Securities Indenture; provided, however, that, notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, so long as the Senior Debt Securities remain Outstanding, there will at all times be a Trustee for the Senior Debt Securities in accordance with, Section 6.09 of the Senior Debt Securities Indenture, and

the resignation and/or removal of the Trustee and the appointment of a successor Trustee will continue to be governed by Sections 6.10 and 6.11 of the Senior Debt Securities Indenture, respectively, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the Senior Debt Securities remain Outstanding following the completion of the exercise of the Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Senior Debt Securities, the Issuer will provide a written notice to DTC as soon as practicable regarding such exercise of the UK Bail-in Power for the purposes of notifying the Holders of such occurrence. The Issuer will also deliver a copy of such notice to the Trustee for information purposes. Each Holder of the Senior Debt Securities (including for these purposes each holder of a beneficial interest in the Senior Debt Securities) shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds the Senior Debt Securities to take any and all necessary action, if required, to implement the exercise of the UK Bail-in Power with respect to the Senior Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or the Trustee.

“UK Bail-in Power” means any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time (“BRRD”), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time, including by the Financial Services (Banking Reform) Act 2013, and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a Regulated Entity (or other affiliate of such Regulated Entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such Regulated Entity or any other Person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a Regulated Entity may be deemed to have been exercised.

“Regulated Entity” means any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.

“Relevant UK Resolution Authority” means the Bank of England or any other authority with the ability to exercise a UK Bail-in Power.

“Amounts Due” means the principal amount of, and accrued but unpaid interest, including any Additional Amounts due on, the debt securities. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the Relevant UK Resolution Authority.

The Senior Debt Securities Indenture and the Senior Debt Securities, including this Senior Debt Security, shall be governed by and construed in accordance with the law of the State of New York.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused “CUSIP” numbers to be printed on the Senior Debt Securities as a convenience to the Holders of the Senior Debt Securities.  No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Senior Debt Securities, and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby
sells, assigns and transfers unto

PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Security of the company and hereby does irrevocably constitute and appoint attorney to transfer said Security on the books of the within-named company with full power of substitution in the premises.

Dated:

Signature

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).